Exhibit 99.1

Pinnacle Foods Group Inc.

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Lynne Misericordia	Kelley Maggs
(973)-541-6641	(973)-541-6640

Issuance of $400 Million of Senior Notes

and $250 Million of Senior Subordinated Notes

Mountain Lakes, New Jersey — March 8, 2007 — Pinnacle Foods Group Inc. (“Pinnacle Foods”) announced today that Peak Finance LLC will offer and issue $400 million aggregate principal amount of senior notes due 2015 and $250 million aggregate principal amount of senior subordinated notes due 2017 (the “Notes”).

The Notes will be issued by Peak Finance LLC and its subsidiary Pinnacle Foods Finance Corp. Peak Finance LLC is expected to merge with and into Pinnacle Foods Finance LLC pursuant to the previously announced agreement (the “Merger Agreement”) between Peak Acquisition Corp., an affiliate of the Blackstone Group, and Crunch Holding Corp., the parent of Pinnacle Foods (the “Merger”). The net proceeds from the offering of the Notes, together with other financing, are expected to be used to finance the Merger and related transactions.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This notice is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Cautionary Note Regarding Forward-Looking Statements

Except for the historical information contained herein, the matters discussed are forward-looking statements. These statements involve risks and uncertainties, such as quarterly fluctuations in operating results, the timely availability of new products, the impacts of competitive products and pricing, the ability to grow the distribution networks for Pinnacle Foods’ products, the ability to continue to obtain long-term financing, and the ability to locate and integrate past and future acquisitions. Risks and uncertainties related to Crunch Holding Corp.’s acquisition by an affiliate of The Blackstone Group include Crunch Holding Corp. not being able to complete the proposed transaction, conditions in the financing commitments that could impact its and Pinnacle Foods’ ability to obtain long-term financing, and the failure of Pinnacle Foods to obtain stockholder or other regulatory approvals or to satisfy any other closing conditions to the merger agreement. Additionally, Pinnacle Foods is subject to other risks and uncertainties set forth in Pinnacle Foods’ filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

FOR IMMEDIATE RELEASE